KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

Janet H. Kennedy appointed to Kansas City Southern Board of Directors

Kansas City, Mo., November 21, 2019 – Kansas City Southern (KCS) (NYSE:KSU) announced today that Janet H. Kennedy rejoined its Board of Directors, effective December 1, 2019. Ms. Kennedy is the Vice President, America Regions, at Google Cloud. Ms. Kennedy previously served on the Board from May, 2017 until she resigned on October 19, 2018 in connection with joining Ernst & Young LLP (“EY”), which has a policy that prohibits executives at EY from serving as a member of the board of directors of a public company.
Ms. Kennedy brings a deep understanding of technology development and application that will guide and enhance Kansas City Southern’s focus on innovation. She also brings expertise in cybersecurity, an increasingly important component of a comprehensive risk management program.
“We are extremely excited to welcome Janet back to Kansas City Southern’s Board of Directors,” stated Bob Druten, Chairman of the Board of Directors. “Her leadership and expertise, particularly in the fields of cybersecurity, technology, and risk management, are valuable assets to our Board and will support the execution of the Company’s strategy, including the deployment of our innovation strategy.”
In her current role at Google Cloud, she is responsible for the U.S. and Canada subsidiaries. Prior to joining Google in July, 2019, Ms. Kennedy worked at Ernst & Young from October, 2018 as Partner, Americas Digital Transformation. Ms. Kennedy also served as President of Microsoft Canada, a subsidiary of Microsoft Corporation, from 2013 to 2017, and has over 30 years of experience in sales and marketing of business solutions. Ms. Kennedy previously spent time in the West and Central regions of the U.S. as the Vice President of Enterprise Customers at Microsoft.

Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS' North American rail holdings and strategic alliances with other North American rail partners are primary components of a unique railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada. More information about KCS can be found at www.kcsouthern.com.